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                             STOCK OPTION AGREEMENT

       This STOCK OPTION AGREEMENT dated as of January 27, 2000 (this "Stock Option Agreement") is by and between Zing Technologies, Inc., a New York corporation ("ZT"), and IRC Acquisition Corporation ("Merger Sub"), a New York corporation and a direct wholly owned subsidiary of International Rectifier Corporation, a Delaware corporation ("IR").

                              W I T N E S S E T H:

       WHEREAS, concurrently with the execution and delivery of this Stock Option Agreement, the parties hereto and IR are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement") which provides, upon the terms and subject to the conditions set forth therein, for (a) the commencement of an offer (the "Offer") by Merger Sub to purchase any and all of the outstanding shares of common stock, $0.01 par value, of ZT ("ZT Common Stock"), and (b) a business combination whereby Merger Sub will be merged with and into ZT, with ZT continuing as the surviving corporation of such merger and a direct wholly-owned subsidiary of IR (the "Merger").

       WHEREAS, as a condition to the willingness of IR and Merger Sub to enter into the Merger Agreement, IR and Merger Sub have required that ZT agree, and in order to induce IR and Merger Sub to enter into the Merger Agreement, ZT has agreed, to grant to Merger Sub certain options to purchase shares of ZT Common Stock upon the terms and subject to the conditions of this Stock Option Agreement; and

       WHEREAS, capitalized terms used but not defined in this Stock Option Agreement shall have the meanings ascribed to them in the Merger Agreement.

       NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1

                                The Top-Up Option

       Section 1.01. Grant of Top-Up Stock Option. Subject to the terms and conditions set forth herein, ZT hereby grants to Merger Sub an irrevocable option (the "Top-Up Stock Option") to purchase that number of shares of ZT Common Stock (the "Top-Up Option Shares") equal to the number of shares of ZT Common Stock that, when added to the number of shares of ZT Common Stock owned by Merger Sub and IR immediately following consummation of the Offer, shall constitute 90% of the shares of ZT Common Stock then outstanding (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Merger Consideration per share of ZT Common Stock; provided, however, that the Top-Up Stock Option shall not be exercisable if the number of shares of ZT Common Stock subject thereto exceeds the number of authorized shares of ZT Common Stock available for issuance. ZT agrees to provide IR and Merger Sub with information regarding the number of shares of ZT Common Stock available for issuance on an ongoing basis.

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       Section 1.02. Exercise of Top-Up Stock Option. (a) Merger Sub may, at its
election, exercise the Top-Up Stock Option in whole, but not in part, at any one time after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the Top-Up Termination Date (as defined below).

       (b) A "Top-Up Exercise Event" shall occur for purposes of this Stock Option Agreement upon Merger Sub's payment pursuant to the Offer of shares of ZT Common Stock constituting, together with shares of ZT Common Stock owned directly or indirectly by IR, more than two-thirds but less than 90% of the shares of ZT Common Stock then outstanding. IR or Merger Sub shall deliver a certificate or letter from ChaseMellon Shareholder Services, L.L.C. (the "Depositary") stating that such payment has been made.

       (c) The "Top-Up Termination Date" shall occur for purposes of this Stock Option Agreement upon the earliest to occur of: (i) the Effective Time;
(ii) the date which is 20 business days after the occurrence of a Top-Up Exercise Event; and (iii) the termination of the Merger Agreement.

       Notwithstanding the occurrence of the Top-Up Termination Date, Merger
Sub shall be entitled to purchase the Top-Up Option Shares if it has exercised the Top-Up Stock Option in accordance with the terms hereof prior to such occurrence, and the occurrence of the Top-Up Termination Date shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such date.

       (d) In the event Merger Sub wishes to exercise the Top-Up Stock Option, Merger Sub shall send to ZT a written notice (a "Top-Up Exercise Notice," the date of which notice is referred to herein as the "Top-Up Notice Date") specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which Merger Sub wishes to receive, the place for the closing of the purchase and sale pursuant to the Top-Up Stock Option (the "Top-Up Closing") and a date not earlier than one day nor later than ten business days after the Top-Up Notice Date for the Top-Up Closing; provided, however, that (i) if the Top-Up Closing cannot be consummated by reason of any applicable laws or orders, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated and (ii) without limiting the foregoing, if prior notification to or approval of any governmental entity is required in connection with such purchase, Merger Sub and ZT shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. ZT shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Merger Sub confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.

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                                    ARTICLE 2

                                     Closing

       Section 2.01. Conditions to Closing. The obligation of ZT to deliver Top-Up Option Shares upon the exercise of the Top-Up Stock Option is subject to the following conditions:

       (a) any applicable waiting period under the HSR Act shall have expired or been terminated; and

       (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Stock Option or the delivery of the Top-Up Option Shares in respect of any such exercise.

       Section 2.02. Closing. (a) At the Top-Up Closing (i) ZT shall deliver to Merger Sub (against payment as herein provided) a certificate or certificates evidencing the applicable number of Top-Up Option Shares (in the denominations designated by Merger Sub in the Top-Up Exercise Notice) and (ii) Merger Sub shall purchase each Top-Up Option Share from ZT at the Offer Price. Payment by Merger Sub of the purchase price for the Top-Up Option Shares may be made, at the option of Merger Sub, by delivery of (i) immediately available funds by wire transfer to an account designated by ZT or (ii) a promissory note, in form and substance reasonably satisfactory to ZT and in a principal face amount equal to the aggregate amount of the purchase price, which promissory note shall be secured with property (other than the Top-Up Option Shares) reasonably acceptable to the parties, shall bear interest at a rate equal to 5% per annum and shall be payable in full with accrued interest immediately prior to the Effective Time.

       (b) ZT shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2.02.

       (c) Certificates evidencing Top-Up Option Shares delivered hereunder may include legends legally required including the legend in substantially the following form:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

       It is understood and agreed that the foregoing legend shall be removed by delivery of substitute certificate(s) without such legend upon the sale of the Top-Up Option Shares pursuant to a registered public offering or Rule 144 under the Securities Act, or any other sale as a result of which such legend is no longer required.

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                                    ARTICLE 3

                              Additional Agreements

       Section 3.01. Reasonable Best Efforts. Subject to the terms and conditions of this Stock Option Agreement, Merger Sub and ZT will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Stock Option Agreement.

       Section 3.02. Further Assurances. ZT shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Merger Sub and IR the power to carry out the provisions of this Stock Option Agreement. If Merger Sub shall exercise the Top-Up Stock Option granted hereunder in accordance with the terms of this Stock Option Agreement, ZT shall, without additional consideration, execute and deliver all such further documents and instruments and take all such further action as Merger Sub or IR may reasonably request to carry out the transactions contemplated by this Stock Option Agreement.

                                    ARTICLE 4

                                  Miscellaneous

       Section 4.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given as specified in Section 8.2 of the Merger Agreement.

       Section 4.02. Amendments; No Waivers. (a) Any provision of this Stock Option Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Stock Option Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

       (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

       Section 4.03. Expenses. Except as otherwise provided herein or in
Section 5.8 of the Merger Agreement, all costs and expenses incurred in connection with this Stock Option Agreement shall be paid by the party incurring such cost or expense.

       Section 4.04. Successors and Assigns. The provisions of this Stock Option Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Stock Option Agreement without the consent of each other party hereto, except that Merger Sub may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or a portion of the Top-Up Option Shares pursuant

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to this Stock Option Agreement, but no such transfer or assignment will relieve
Merger Sub of its obligations under this Stock Option Agreement.

       Section 4.05. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

       Section 4.06. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

       Section 4.07. Counterparts; Effectiveness; Benefit. This Stock Option Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Stock Option Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Stock Option Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

       Section 4.08. Entire Agreement. This Stock Option Agreement, the Merger Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Stock Option Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Stock Option Agreement.

       Section 4.09. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

       Section 4.10. Severability. If any term, provision, covenant or restriction of this Stock Option Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Stock Option Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Stock Option Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

       Section 4.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Stock Option Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Stock Option Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

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       IN WITNESS WHEREOF, the parties hereto have caused this Stock Option
Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      ZING TECHNOLOGIES, INC.

                                      By: /s/ Robert E. Schrader
                                         ------------------------------------
                                         Name:    Robert E. Schrader
                                         Title:   Chief Executive Officer


                                      IRC ACQUISITION CORPORATION

                                      By: /s/ L. Michael Russell
                                         ------------------------------------
                                         Name:    L. Michael Russell
                                         Title:   Vice President